Public Company Management Corporation Forms Alliance with WILink to Serve Public and Private Companies

New Partnership Creates Broader Audience for PUBC’s Educational Products and Services Through WILink’s PrecisionIR™ Program

LAS VEGAS, NV – June 14, 2005 – Public Company Management Corporation (OTCBB:PUBC), a company dedicated to supporting the lifecycle of private to public companies, has signed a strategic alliance agreement with WILink, plc (LSE: WLK), a leading provider of global investor relations and online communication services. The alliance will provide clients of WILink’s PrecisionIR investor communication suite with access to PUBC’s vast library of white papers on crucial topics for public and aspiring public companies, as well as PUBC’s corporate governance and compliance services for public companies. PUBC will have access to a number of PrecisionIR’s services for investor communication and analysis of investor response.

PrecisionIR (www.precisionir.com) has more than 3,700 corporate clients in 14 countries and maintains a global investor network, which creates visibility for companies in leading financial media including The Wall Street Journal, Barron’s, Yahoo!Finance and Nasdaq.com. The PrecisionIR suite of investor communication services for public companies includes VRoadshow, Vcall webcasting, the Annual Reports Service, IR Web site hosting, integrated target databases, contact management and e-mail communication tools. PUBC specializes in educating owners of private companies about the benefits of the public markets with tools such as white papers (www.PubcoWhitePapers.com) and its newsletter, SME Capital Markets News (www.PubcoWhitePapers.com/Subscribe). PUBC also aids private companies in the process of becoming public companies and provides consulting services to help small public companies maintain compliance.

“We are delighted to be associated with such a quality organization that understands and appreciates the level of educational content we make available to the public market,” said Stephen Brock, President and CEO of PUBC. “We are also excited to offer our clients and prospects the targeted products and services available through PrecisionIR, which can help them build stronger relationships with high net worth and institutional investors.”

 “We have always focused on delivering cutting edge technology and services, to improve communication between investors and companies,” said Patrick Galleher, CEO of WILink plc. “We believe the inclusion of Pubco White Papers and the entire PCMC line of services will go a long way in keeping us ahead of the curve of offering information and data to our end user.”

Both companies said they expect to have the additions of their respective services available through cross-marketing relationships, available on the other’s Web sites, by mid-July.

 About WILink

WILink plc (www.wilink.com) provides online Investor Relations and web-based communications solutions. Since 1989, WILink has helped clients such as Hewlett Packard, Deutsche Telecom and BP improve the effectiveness of their investor communications. WILink’s services include PrecisionIR™ (www.precisionir.com) and PrecisionFM™ (www.precisionfm.com) investor-communication programs that enable publicly traded companies and mutual funds to deliver compelling communications to a targeted audience of investors. WILink’s Vcall® (www.Vcall.com) webcasting provides innovative technology and professional service that enables organizations to create compelling and influential web events.

About Public Company Management Corporation

PUBC helps business owners create liquidity for investors and long-term value for their companies, shareholders and partners by participating in public capital markets. PUBC supports the full lifecycle of entering the public market through its various subsidiaries:

Education -- Pubco White Papers (http://www.PubcoWhitePapers.com) hosts a comprehensive body of knowledge on private and public equity markets.

Registration and listing -- Go Public Today (http://www.GoPublicToday.com) provides a complete solution to help small companies register securities for public offerings and obtain a listing on the OTCBB.

Regulatory compliance -- Public Company Management Services (http://www.PCMS-Team.com) assists new and existing public companies in negotiating the new complexities of maintaining a public company and creating sustainable and affordable compliance processes.

PUBC leads by example, demonstrating to current and future clients best practices in taking a company public, investor relations, public relations, regulatory compliance, and raising capital.

Safe Harbor

This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.

Public Company Management Corporation (OTC Bulletin Board: PUBC)

Contact:
Public Company Management Corporation
Stephen Brock
President/CEO
Phone: (702) 222-9076
info@PublicCompanyManagement.com
www.PublicCompanyManagement.com

WILink
Chris Fetty
Director of Strategic Relationships
804-327-3419
cfetty@wilink.com

Source: Public Company Management Corporation